Exhibit 99.02

LARGE SCALE BIOLOGY CORPORATION

1st Quarter 2004 Earnings Release Conference Call

April 28, 2004

2:00 pm PT

Operator:	Good afternoon. My name is Taylor, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Large Scale Biology Corporation First Quarter 2004 Earnings Release conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press Star then the Number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key.

Your speakers for today are Robert Erwin, Chairman of the Board; Ronald Artale, Chief Operating Officer and Chief Financial Officer; and Kevin Ryan, President and Chief Executive Officer. I would now like to turn the conference over to Ronald Artale. Please go ahead, sir.

Ronald Artale:	Thank you, Taylor. Good afternoon, everyone, and welcome to our conference call. Before we get started, I would like to remind you that during the course of this conference call we may make forward-looking statements that involve risks and uncertainties relating to future financial or business performance. Financial metrics such as estimates of revenues, or size, and potential markets for our products are examples of such forward-looking statements. Such statements are based on our current expectations and are subject to uncertainties that may cause actual results to vary materially from projections we make today. Except as otherwise required by law, we disclaim any obligation to update these forward-looking statements. Please refer to Large Scale Biology’s recent filings with the SEC including our own Form 10-K, which contain additional information on the uncertainties and risk factors related to our business under the heading “Factors That May Affect Our Business and Elsewhere.”

Today, we issued a press release announcing our first quarter 2004 financial results. If you would like to receive a copy of this press release, please call Large Scale Biology at (707) 469-2332. A live webcast of this call and recorded replay may be accessed through our website at www.lsbc.com.

Now, I’ll turn the call over to Kevin Ryan, our CEO and President.

Kevin Ryan:	Thank you very much, Ron. Thank you, folks, for taking the time to join us on this call and thank you for your interest in Large Scale Biology.

First quarter of 2004 was a very strong quarter in moving the firm forward to commercialization in the building of shareholder value. In all aspects of our business, which I will click through, we had significant progress. Starting with obviously our ability to raise funds in a somewhat improving but nevertheless weak biotech segment proves the value of our technology and our opportunities going forward, as closely examined by the investors that joined us.

On a technology front, we certainly have good news to report from the development of our own interferon, which is currently out for evaluation with a major pharma company, to positive results on our HPV program, as reported at a conference March 31 in conjunction with Penn State University, and certainly the continued development of our Eclipse Diagnostic, Inc. subsidiary and its product offerings.

On a government and regulatory basis, we continue to move forward in the sense of NIH/LSBC studies that indicate that Alpha-galactosidase certainly is a plausible alternative to current therapies offered for Fabry disease.

In addition, the resizing of the firm has taken us to a slower expense base, which Ron will go through. And at the same time, we have not lost efficiency, in fact have gained, in terms of our ability to continue to develop our basic platform. From the last year, as humble as it is, we have increased shareholder value, not including the recent offering, the shareholder value on a comparable basis from last year about six times. It’s certainly not something that we’re joying in because we know that we have enormous opportunity in this technology and the platforms that have been developed in the private years before we went public three years ago.

As we look forward, I feel the company certainly has more respect, as we see and as we’re talking to our perspective partners. They see our ability to raise funds. They see the fact that the technology moves forward. They understand completely that we have actually concluded the manufacturing ability beyond a doubt, as witnessed in the partnering agreement for non-medical aprotinin with one of the finest, if not the finest, distributor in the United States, Sigma-Aldrich Corporation. Sigma-Aldrich has samples out for various applications, and we look forward to a strong relationship on the non-human therapeutic use of aprotinin with Sigma-Aldrich. So, as we look back at some 70 working days of the quarter, tremendous progress has been made. And we look forward to continued development as we strengthen our partner relationships going forward.

With that I’ll turn it back to Ron.

Ronald Artale:	Thank you, Kevin. Revenues for Large Scale in the first quarter were $319,000; and these results were as projected, lower than the same period last year, $854,000. And more than all of the difference is a result of our exiting the proteomics fee-for-service business at the close of 2003. The first quarter revenues came mostly from our grant with NIST, the National Institute of Standards and Technology, our Growers Research Group contract, and our Schering-Plough animal health study.

Operating costs and expenses for the quarter were $4.7 million, as expected, and on a GAAP basis or actual basis were $3.9 million or 46% less than the $8.6 million incurred in the first quarter of 2003. Excluding the $1.7 million asset impairment charge that was taken last year, the pro forma or adjusted comparable comparison would be a first quarter 2004 improvement over last year of $2.2 million or about 32%.

The net loss for the first quarter of 2004 was $4.3 million, as expected, or $0.16 a share. And that compares with a net loss in the first quarter of 2003 of $7.6 million or $0.30 a share. Excluding last year’s asset impairment I mentioned, the pro forma loss last year was $5.9 million or $0.24 cents a share. Our weighted average common shares outstanding for the quarter were 27.3 million.

In the first quarter, we completed an $8.2 million private placement equity financing for 5.2 million newly issued common shares with warrants to purchase an additional 1.5 million common shares. Shares will be issued at $1.58 and a warrant strike price of $2.18. And the net proceeds for Large Scale were $7.5 million. We ended the quarter with approximately $11.2 million in cash and cash equivalents.

A few additional words about our business development activities – during the quarter, we continued to execute our plan to commercialize aprotinin for its non-pharmaceutical applications, that is as a suppressor of the proteolytic activity for research and biomanufacturing for those settings. Our first orders were received from Sigma. And while we can’t accurately forecast the timing, the results of our broader marketing efforts were on target to commence production and sales of product this summer.

Non-pharmaceutical applications for aprotinin are important to us, but they’re secondary to our ultimate goal of commercializing an injectible aprotinin as a protease inhibitor used in surgical applications – medical aprotinin that Kevin mentioned. Shortly after the quarter ended in early April, we wrote to request a pre-IND meeting with the FDA. And that is now tentatively scheduled for mid-June. We anticipate, based on our presentation, a clarifying response on the pre-clinical and clinical regulatory path for cardio bypass and other surgical applications. And we think answers will be forthcoming this summer.

From our continuing efforts as a product focused company, Large Scale has been evaluating the utility of its proprietary GENEWARE manufacturing system to produce follow-on biologics similar to the work that was performed with our aprotinin program. As a result of these studies, LSBC has successfully expressed and purified interferon alpha 2A and 2B. Interferon based biologics are currently used to treat chronic hepatitis C and several types of cancer, and they have a worldwide market exceeding $3 billion annually. We believe that will have a cost and scalability and significant competitive advantages.

We’ve manufactured research-grade interferon alpha 2A and 2B that conform with microbial produced marketed products. And test samples of our interferons are being made available for client evaluation and for shipment to prospective partners.

And that concludes our formal remarks. And now I’ll open the conference call to your questions.

Operator:	At this time, I would like to remind everyone in order to ask a question, please press Star then the Number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

There are no questions at this time.

Kevin Ryan:	Thank you again for joining us. I’d like to leave you with a couple of very significant thoughts.

Number one, mid-summer, as Ron mentioned, we enter into our largest commercial product stage with Sigma-Aldrich. We expect that to grow into a very nice market, as it improves the ability of companies to use aprotinin for manufacturing purposes as a protease inhibitor currently not available because of a lack of supply.

Number two is, I’d like you to focus on the fact that in our drive to focus the company, as Ron mentioned, we have exited the unprofitable fee-for-service 2D gel business. All that technology we will use where appropriate in our own internal use. But it will not be available for partnering contracts, which we found to be certainly non-profitable and an area where you could not build a business.

On the positive side of focus, you are aware of our establishment in November of a wholly owned subsidiary, Eclipse Diagnostic, Inc., which is a pattern recognition proprietary algorithms to define disease states. We have a very strong relationship with the joint taskforce between the FDA and the NIH. And our technology certainly is proving to be an outstanding contributor to early detection of these disease states.

We intend to kick off shortly a fundraising event for Eclipse, which will take the form most likely of a limited liability corporation in which obviously Large Scale holds the overwhelming share of that business. And investors would make up the difference to move the Eclipse program forward. We are active in the partnering activity around Eclipse Diagnostics, Inc., and have received very strong recognition from current diagnostic laboratories on the quality of our technology.

The last point is our people are very good. They continue to have the enthusiasm for the realization of the dream both product wise and basic technology wise. And the announcement by Ron of interferon A and B is significant to the opportunity of world supply. We have absolutely mimicked the success of the microbial product and certainly would be able to produce it in stunning quantities.

The business is on track to grow. It’s been certainly a struggle in the economy. Certainly most of you recognize that big pharma has reeled in its appetite for investment. We see that obviously changing. And that bodes well for the continuation and execution of the many partnering discussions we have going on.

Thank you once again, and good health.

Operator:	Mr. Artale?

Ronald Artale:	Yes?

Operator:	You now have a question from Henry Cohen.

Ronald Artale:	Okay.

Henry Cohen:	Yes, there was a strange trading day not long ago, a week or 10 days, something like that, in which there was something like 3 - 3.75 million shares of the stock shot up and then dropped right down again. Is there any explanation for that rather unusual trading?

Ronald Artale:	Henry, I received a couple of phone calls and indicated to the callers that the company simply does not comment on rumors. These calls were about certain rumors concerning contracts. And the company simply doesn’t comment.

Henry Cohen:	So there were rumors out there.

Ronald Artale:	Right.

Henry Cohen:	Okay. That was all I wanted.

Ronald Artale:	And it would appear that by the end of the day and certainly with the next day the rumors clarified themselves.

Henry Cohen:	Expired.

Ronald Artale:	Expired.

Henry Cohen:	Yes. Okay. Thank you.

Ronald Artale:	Thanks, Henry.

Operator:	There are no further questions.

Ronald Artale:	Thanks, Taylor.

Operator:	This concludes today’s conference call. You may now disconnect.

END

In this transcript, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base, our ability to raise capital through the issuance of debt or equity securities, and the requirement for substantial funding to conduct research and development and to expand commercialization activities. We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC ‘s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.